Exhibit 5.1

345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.656.1307

July 15, 2021

BCTG Acquisition Corp.

12860 El Camino Real, Suite 300
San Diego, CA 92130

Ladies and Gentlemen:

We have acted as counsel to BCTG Acquisition Corp., a Delaware corporation (“BCTG”), in connection with the preparation of a registration statement on Form S-4, File No. 333-255354, filed by BCTG with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the issuance to the security holders of Tango Therapeutics, Inc. (“Tango”), in a business combination transaction (the “Business Combination”), pursuant to that certain Agreement and Plan of Merger, dated as of April 13, 2021 , by and among BCTG, BCTG Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of BCTG , and Tango of 55,000,000 shares of common stock, par value $0.001 per share, of BCTG (the “BCTG Shares”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of BCTG.

We are of the opinion that upon issuance in the Business Combination, the BCTG Shares will be validly issued, fully paid and non-assessable.

In addition, the foregoing opinion is qualified to the extent that (a) no opinion is expressed herein as to compliance with any federal or state consumer protection or antitrust laws, rules, or regulations, or any municipal or local laws and ordinances; and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the proxy statement/prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours,

/s/ Loeb and Loeb LLP

Loeb & Loeb LLP